Exhibit 10.2

RELOCATION REPAYMENT AGREEMENT

Employee Relocation Information
Employee Name: Elisa Palazzo

Employee Signature and Approvals

A copy of your relocation policy applicable to you is enclosed with this agreement for your information. You are eligible to receive relocation benefits up to the provided dollar amount: $150,000.00. Your signature on this Relocation Repayment Agreement acknowledges: a) your receipt of the Relocation Policy and; b) the requirement that you execute this Relocation Repayment Agreement prior to your relocation being funded. If you voluntarily terminate your employment with the Company or your employment is terminated for cause within one (1) year of your hire or transfer date (as applicable) (whichever is later), you agree to be responsible for repayment of one hundred percent (100%) of the total relocation expense, including all tax assistance (if applicable), incurred by the Company (the “Total Relocation Expense”). Similarly, if you voluntarily terminate or your employment is terminated for cause after one (1) year and before two (2) years of your hire or transfer date (as applicable) (whichever is later), you agree to be responsible for repayment of fifty percent (50%) of the Total Relocation Expense.

Time of Thermination	% of Total Relocation Expense

Within one (1) year of your hire or transfer date, as applicable (whichever is later)	100%

After one (1) year and before two (2) years of your hire or transfer date, as applicable (whichever is later)	50%

Employee Signature: /s/ Elisa Palazzo	Date: 10/16/2023